Exhibit 99.5





                                  EXHIBIT 99.5

            ADVERTISING, TRAINING AND COMMUNITY INFORMATION MEETING
                                   MATERIALS

   First Independence Corporation/Neodesha Savings and Loan Association, F.S.A


                                Merger Conversion


                          Proposed Marketing Materials

                             Marketing Materials for
                     First Independence Corporation/Neodesha

                                Table of Contents
                                -----------------

I.        Press Release

          A.       Explanation
          B.       Schedule
          C.       Distribution List

II.       Question and Answer Brochure

          A.       Explanation
          B.       Method of Distribution
          C.       Example

III.      IRA Mailing

          A.       Explanation
          B.       Method of Distribution
          C.       Example

IV.       Counter Cards and Lobby Posters

          A.       Explanation
          B.       Quantity
          C.       Examples

V.        Invitations

          A.       Explanation
          B.       Quantity - Method of Distribution
          C.       Examples

VI.       Proxygram

          A.       Explanation
          B.       Example

X.        Letters to accompany initial mailing and other marketing materials

          A.       Dear Voting Member letter
          B.       Dear Friend letter
          C.       To Community Members (Interested Investor)
          D. Eligible Members where shares must be offered through Broker/Dealer (Trident Letter)

                                I. Press Releases


A. Explanation

         In an effort to ensure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises Neodesha and First Federal to forward press releases to area newspapers, radio stations, etc. at various points during the Merger Conversion process.

         Only press releases approved by Conversion Counsel and counsel for the Sales Agent will be forwarded for publication in any manner.

B. Schedule

         1.       OTS Approval of Merger Conversion and SEC Effectiveness

         2.       Close of both the Subscription and Community Offerings

                     C. National and Local Distribution List
                     ---------------------------------------


First Federal should provide a supplemental distribution list which includes all local newspapers that it considers to be within its market area.

American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, federally  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

Local Media List
----------------

                                                           FOR IMMEDIATE RELEASE
                                                     Contact: Franklin C. Miller
                                                       Telephone: (316) ___-____



                       FIRST INDEPENDENCE CORPORATION AND
                  NEODESHA SAVINGS AND LOAN ASSOCIATION, F.S.A
                     ANNOUNCE APPROVAL OF MERGER CONVERSION

         Frank Miller, President and Chief Executive Officer of Neodesha Savings and Loan Association, F.S.A ("Neodesha") in Neodesha, Kansas, announced today that Neodesha is mailing solicitation materials in connection with its proposed conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank at which time it would become a wholly owned subsidiary of First Independence Corporation ("First Independence"). After the acquisition, Neodesha will be merged or otherwise consolidated with First Federal Savings and Loan Association of Independence, a subsidiary of First Independence Corporation. Under the Plan of Conversion, First Independence will offer up to approximately $1,620,000 of First Independence Common Stock to certain members of Neodesha in a Subscription Offering. On August __, 1998, Neodesha received approval for the Conversion and the Acquisition from Office of Thrift Supervision (OTS).

         Mr. Miller stated, "Our normal day to day operations at Neodesha will continue without interruption. The Merger Conversion will not affect the terms of any existing loans or the amount or withdrawability of any depositors' savings accounts or other deposits. Depositors will continue to have their accounts insured by the FDIC as provided by law."

         Mr. Miller also stated, "Information relating to the proposed transaction is available in the Prospectus that has been sent to certain members of Neodesha." Neodesha's eligible account holders and borrowers will have the opportunity to purchase First Independence Common Stock through a Subscription Offering that currently is expected to close on September __, 1998. Subject to certain restrictions, eligible members in the Subscription Offering will generally be allowed to subscribe for shares of First Independence Common Stock at 95% of the average market price of First Independence Common Stock for the last ten trading days prior to the close of the Subscription Offering. The Subscription Offering is being managed by Trident Securities, Inc., of Raleigh, North Carolina. Additional questions should be directed to the Stock Information Center in Neodesha at (316) ___-____.

         First Independence, a Delaware corporation headquartered in Independence, Kansas, is a savings institution holding company under Kansas and federal law. First Independence Common Stock is traded on the Nasdaq SmallCap Market under the symbol "FFSL."

[Close of Offering]
                                                           FOR IMMEDIATE RELEASE
                                                       Contact: Larry G. Spencer
                                                       Telephone: (316) 331-1660


                  NEODESHA SAVINGS AND LOAN ASSOCIATION, F.S.A
                           COMPLETES STOCK CONVERSION

         Neodesha Savings and Loan Association, F.S.A ("Neodesha") announced today the successful completion of its conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. Simultaneous with its conversion, Neodesha became a wholly owned subsidiary of First Independence Corporation ("First Independence"), Independence, Kansas, and in the future will be merged or otherwise consolidated with First Independence's subsidiary, First Federal Savings and Loan Association of Independence.

         Frank Miller, President and CEO of Neodesha, stated "We are very excited about the Merger Conversion and our affiliation with First Independence. This transaction will benefit our customers, employees and the communities we serve and has given our members the opportunity to participate in First Independence's future."

         Larry G. Spencer, President and Chief Executive Officer of First Independence stated, "We are really excited about further expanding our presence in the Neodesha area and in Wilson County and we look forward to assisting the customers of Neodesha in responding to their growing financial needs."

         First Independence Common Stock is traded on the Nasdaq (National Association of Securities Dealers Automated Quotation) SmallCap Market under the symbol "FFSL." In connection with the Merger Conversion, First Independence sold ______ shares of its Common Stock at the discounted prices of $_______ per share. The total number of outstanding shares of First Independence Common Stock is approximately _________ shares (excluding the shares to be issued in the Merger Conversion). Trident Securities, Inc. of Raleigh, North Carolina managed the sale of First Independence Common Stock in the Subscription Offering.




                   III. Officer and Director Support Brochure

A. Explanation

         An Officer and Director Brochure merely highlights in brochure form the stock commitments shown in the Prospectus .

B. Method of Distribution

         There are four primary  methods of  distribution  of Officer & Director
         brochures,   however,   regardless  of  the  method,  they  are  always
         accompanied by a Prospectus .

        1. An Officer and Director brochure is sent out in the initial mailing to all members of Neodesha .

        2. Officer and Director brochures are available in all branch offices of Neodesha .

        3. Officer and Director brochures are distributed in information packets at community meetings.

        4.  Officer  and  Director   brochures   are  sent  out  in  a  standard
            information packet to all interested investors who phone the Stock Information Center requesting information.

ANTICIPATED
BOARD OF
DIRECTORS'
AND
EXECUTIVE OFFICERS'
COMMITMENTS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     (ART)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Anticipated Director
and Executive Officer
Subscriptions for
First Independence Common Stock

                                                                   Anticipated
                                                                   Aggregate
                                                                   Subscription
                       Title                                       Amount
                       ------------------------                    ------------
JoVonnah Boecker       Chairman of the Board
Doug Buckles           Director
Frank Miller           President
Loren Peck             Director
Patrick Porter         Director
Richard Stewart        Director
Jerry Webster          Director

                       ------------
All Directors and Executive Officers as a group (_ persons)        $
                                                                   ============


         The table above sets forth certain information as to the intended subscriptions as of the date shown for First Independence Common Stock by Neodesha's Directors and Executive Officers, including their associates, and by all Executive Officers and Directors as a group. The table assumes that sufficient shares will be available to satisfy the Directors' and Officers' anticipated subscriptions.

         This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus and Annexes thereto. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A Prospectus can be obtained by calling the Neodesha Stock Information Center at (316) _________.

THE SHARES OF FIRST INDEPENDENCE COMMON STOCK OFFERED IN THE MERGER CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.



                              FOR YOUR CONVENIENCE

In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions, please call (collect):
                  (316) ___-____

                                 IV. IRA Mailing


A. Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of Neodesha following the mailing of the Prospectus to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to Neodesha .

B. Quantity

         One IRA letter is proposed to be mailed to each IRA customer of Neodesha . These letters would be mailed following approval by the Administrator of the Merger Conversion and after each customer has received the initial mailing containing a Prospectus.

                              [Neodesha Letterhead]

                                      Date


Dear Neodesha Retirement Account Customer:

         Neodesha is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and of being acquired by First Independence Corporation ("First Independence"). Thereafter, Neodesha will merge or otherwise consolidate with and become part of First Federal Savings and Loan Association of Independence, First Independence's wholly-owned subsidiary. Neodesha is offering eligible depositors and borrowers an opportunity to subscribe for stock of First Independence Corporation through the Subscription Offering.

         Your Neodesha Retirement Account has an opportunity to subscribe for First Independence Common Stock in the Subscription Offering. You should, however, consider whether common stock would be a proper asset for your Retirement Account. If you desire to purchase shares of common stock of First Independence through your IRA, Neodesha can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

         If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (316) _______. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1998 to accommodate your interest.

                                      Sincerely,




                                     /s/ Frank C. Miller
                                         -----------------------------------
                                         Frank C. Miller
                                         President & Chief Executive Officer

         This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A Prospectus can be obtained by calling the Neodesha Stock Information Center at (316) _________.

         THE SHARES OF FIRST INDEPENDENCE COMMON STOCK OFFERED IN THE MERGER CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                       V. Counter Cards and Lobby Posters

A. Explanation

          Counter cards and lobby posters serve two purposes: (1) As a notice to Neodesha's customers, First Federal's customers and members of the local community that the stock offering is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for
          subscribing   and  therefore  we  suggest  the  use  of  these  simple
          reminders.

          Counter cards are only used where Prospectuses/Proxy Statement may be picked up by customers to take with them.

B. Quantity

          Approximately 3 - 4 Counter cards will be used at each office of Neodesha and at First Federal branch offices. They will be used on customer service representatives' desks.

          Approximately 1 - 2 Lobby posters will be used at each office of Neodesha and at First Federal branch offices.

                        Joining Hands For A Sound Future




                                 Stock Offering
                                    Materials
                                 Available Here.




First Federal Logo                                   Neodesha Logo

                             VI. Statement Stuffers


A. Explanation

         The statement stuffers will be mailed with Neodesha's regular monthly statements to its customers, using the statement cycle that occurs after the Registration Statement is declared effective and the Conversion approved by the applicable regulatory authorities. They are another avenue to increase the awareness of the Merger Conversion to Neodesha's customers.

Dear Customer:

         Neodesha Savings and Loan is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In conjunction with the conversion, if the Plan of Conversion is approved by Neodesha's voting members (at a meeting scheduled for _________, 1998), Neodesha will be acquired by First Independence Corporation ("First Independence") and thereafter will be merged or otherwise consolidated with and into First Federal Savings and Loan Association of Independence (First Federal), First Independence's subsidiary.

         We at Neodesha are very excited about the transaction and truly believe we will be able to provide better services for our customers as a result of the combined companies' resources.

         As part of the transaction, current depositors, certain former depositors and borrowers of Neodesha will have the opportunity to subscribe for First Independence Corporation Common Stock. If you are a customer as defined by the Plan of Conversion and Prospectus, you are entitled to purchase, without paying a sales commission, shares of First Independence Common Stock, within certain purchase limitations, at a 5% discount to the "First Federal Market Price" (a price equal to 95% of the average price of First Independence Common Stock on the ten days prior to the close of the Subscription Offering). For various reasons set forth in the Prospectus that has been mailed to Neodesha's members, subscribers who purchase in the Community Offering at a discount should recognize that they may not be able to sell their shares at a price equal to or greater than the price paid for their shares.

         All officers and employees of Neodesha have been offered positions with First Federal, so it is expected that the banking professionals at Neodesha whom you know and trust will continue to serve you.

         The conversion and the acquisition will have no effect on the balance, maturity, or withdrawability of your existing deposits at Neodesha or your obligations as a borrower from Neodesha .

         A Prospectus relating to these securities is available at each of our offices or by calling our Stock Information Center at (316) _______.

                                    Sincerely,


                                   /s/  Frank C. Miller
                                        ----------------------------------------
                                        Frank C. Miller
                                        President & Chief Executive Officer

         This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A Prospectus can be obtained by calling the Neodesha Stock Information Center at (316) _______.

         THE SHARES OF FIRST INDEPENDENCE COMMON STOCK OFFERED IN THE MERGER CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                VII. Lapel Button



A. Explanation and Method of Distribution

          The lapel button will be worn by the employees once the information packets (including the effective Prospectus) have been mailed to customers to remind customers of the Subscription Offering and the Community Offering. "Employees" include employees of Neodesha and First Federal employees in Iredell County.

          Lapel buttons should be co-ordinated to be consistent with the central theme of the offering.

                                VIII. Invitations



A. Explanation

         In order to educate the public about the stock offering, Trident suggests holding several community meetings in various locations. In an effort to target a group of interested investors Trident requests that Directors, Officers and Employees of Neodesha and First Federal advisory directors in Iredell County submit a list of friends, customers and others who may have an interest and whom they would like to invite to a Community meeting.

B. Method of Distribution

         Each affiliate submits his list of prospects.

         Invitations are sent to each affiliate's prospects through the mail. All invitations are preceded by a Prospectus, and Prospectus will be available at the community meetings.

                      The Officers, Directors and Employees

                                       of

                  Neodesha Savings and Loan Association, F.S.A

                            cordially invite you to a

                                 presentation by

                         First Independence Corporation

               regarding Neodesha's affiliation with First Federal

                         and the related stock offering


                              Please join us at the

                           --------------------------


                                ___________, 1998

                                  at 5:30 p.m.

                        for cocktails and hors d'oeuvres



R.S.V.P.
(316) ________

                                  IX. Proxygram


A. Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion have not been obtained. The proxygram is mailed to those "target" voting members who have not previously returned their signed proxy.

         The targeted voting members are determined by the conversion agent.

                                P R O X Y G R A M


YOUR VOTE ON OUR MERGER CONVERSION PLAN HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY BECAUSE FAILURE TO VOTE IS EQUIVALENT TO VOTING "AGAINST" THE PLAN.

REMEMBER, VOTING FOR THE CONVERSION DOES NOT OBLIGATE YOU TO BUY ANY STOCK.

THE BALANCE, MATURITY AND WITHDRAWABILITY OF DEPOSITS WITH NEODESHA WILL NOT CHANGE. DEPOSITS WILL REMAIN INSURED BY THE FDIC TO THE MAXIMUM EXTENT PROVIDED BY LAW.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO EITHER NEODESHA OFFICE.

WE RECOMMEND UNANIMOUSLY THAT YOU VOTE "FOR" THE PLAN OF MERGER CONVERSION.



THANK YOU!

THE BOARD OF DIRECTORS OF NEODESHA SAVINGS AND LOAN ASSOCIATION, F.S.A

                     X. Letters to Accompany Initial Mailing


A. Explanation

         The appropriate letter is mailed in each of the initial mailing packets
         (which   includes  a  Prospectus,   if  applicable)  to  customers  and
         prospects.

B. Quantity

                         [Mailed to all Voting Members]


                                _______ __, 1998


Dear Voting Member of Neodesha :

         Neodesha Savings and Loan Association, F.S.A (Neodesha) is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank pursuant to a Plan of Conversion unanimously adopted by the Board of Directors of Neodesha. In conjunction with the conversion, if the Plan of Conversion is approved by Voting Members, Neodesha will become a wholly owned subsidiary of First Independence Corporation, and thereafter will be merged or otherwise consolidated with and into First Independence's subsidiary, First Federal Savings and Loan Association of Independence (First Federal). These transactions are referred to as the "Merger Conversion." Neodesha has received regulatory approval for the conversion and the acquisition from the Office of Thrift Supervision

         The favorable vote of the Voting Members of Neodesha at a Special Meeting to be held ___________, 1998 is required to complete the conversion. The enclosed Prospectus contains important information to assist you in voting. Also enclosed is a Proxy Card for you to submit your vote. The Neodesha Board of Directors urges you to vote FOR the Plan of Conversion.

         Neodesha has successfully operated as an independent mutual savings institution since 1887. Today we believe it is best for Neodesha, its customers and the communities it serves to join with First Independence. Indeed, we expect the conversion and the merger to enhance our ability to meet a wider range of your financial needs and offer you greater convenience.

         Let us assure you that this transaction will not affect the balance or withdrawability of any of your existing deposits or change the terms of any existing loan accounts. Depositors will continue to have their accounts insured by the FDIC to the maximum extent permitted by federal law.

         As a Voting Member of Neodesha (i.e., an account holder, borrower or a person obligated on a loan from Neodesha as of _________, 1998 and at the date of the Special Meeting, currently scheduled for __________, 1998), you are entitled to purchase First Independence Common Stock to be offered in the conversion on a priority basis, without paying a sales commission, at a price equal to 95% of the average price of First Independence Common Stock on the ten days prior to the close of the Subscription Offering (called the "First Federal Market Price"). For various reasons set forth in the accompanying Prospectus, subscribers who purchase at a discount should recognize that they may be unable to sell their shares at a price equal to or greater than the price they paid. Voting Members are not required to purchase shares in order to be eligible to vote.

         In order to assist you in deciding whether to subscribe for shares of First Independence Common Stock, please see the enclosed Prospectus,

         For your convenience, we have established a Stock Information Center. If you have any questions, please call us collect at (316) ________. To submit your vote on the Plan of Conversion, please complete, date, sign and return the enclosed Proxy Card. If you decide to purchase shares, you must return the enclosed Stock Order Form properly completed with full payment to the Stock Information Center or to our branch office not later than 12:00 p.m, Kansas time on __________, 1998 (unless the deadline is extended).

                                   Very truly yours,



                                  /s/  Frank C. Miller
                                       -------------------------------------
                                       Frank C. Miller
                                       President and Chief Executive Officer


This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus and Annexes thereto. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A Prospectus and its Annexes can be obtained by calling the Neodesha Stock Information Center at (316) _________.

THE SHARES OF FIRST INDEPENDENCE COMMON STOCK OFFERED IN THE MERGER CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         [Mailed to Eligible Account Holders who are not Voting Members]


                               _____________, 1998



Dear Friend:

         Neodesha Savings and Loan Association, F.S.A is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In conjunction with the conversion, Neodesha will become a wholly-owned subsidiary of First Independence Corporation, and thereafter will be merged or otherwise consolidated with and into First Independence's subsidiary, First Federal Savings and Loan Association of Independence. These transactions are collectively referred to herein and in the Prospectus as the "Merger Conversion." Neodesha has received regulatory approval for the conversion and the acquisition from the Office of Thrift Supervision.

         Neodesha has successfully operated as an independent mutual savings institution since 1887. Today we believe it is best for Neodesha, its customers and the communities it serves to join with First Independence. Indeed, we expect the Merger Conversion to enhance our ability to meet a wider range of your financial needs and offer you greater convenience.

         Let us assure you that if you still have an account with Neodesha , this transaction will not affect the balance or withdrawability of any of your existing deposits or change the terms of any existing loan accounts. Depositors will continue to have their accounts insured by the FDIC to the maximum extent permitted by federal law.

         Since you have been one of our valued members, you have the opportunity to invest in the future by subscribing to purchase First Independence Common Stock without paying a sales commission. Subject to certain purchase limitations, certain Neodesha account holders on) are entitled to purchase, without paying a sales commission, shares of First Independence Common Stock at a 5% discount equal to 95% of the average price of First Independence Common Stock on the ten days prior to the close of the Subscription Offering. For various reasons set forth in the accompanying Prospectus, subscribers who purchase at a discount should recognize that they may be unable to sell their shares at a price equal to or greater than the price they paid.

         Enclosed is a Prospectus that describes First Independence and the shares of First Independence Common Stock offered in the Merger Conversion. Please review it carefully so you can make an informed decision.

         For your convenience, we have established a Stock Information Center. If you have any questions, please call us collect at (316) _________. If you decide to purchase shares, you must return the enclosed Stock Order Form properly completed with full payment to the Stock Information Center or to our branch office not later that 12:00 p.m. Kansas time on __________, 1998 (unless the deadline is extended).

                                     Sincerely,


                                    /s/ Frank C. Miller
                                        -------------------------------------
                                        Frank C. Miller
                                        President and Chief Executive Officer



This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus and Annexes thereto. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to the registration or qualification of such shares under the securities laws of any such state. A Prospectus can be obtained by calling the Neodesha Stock Information Center at (316) _________.


         THE SHARES OF FIRST INDEPENDENCE COMMON STOCK OFFERED IN THE MERGER CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                November __, 1993


Dear Interested Investor:

         Neodesha Savings and Loan Association, F.S.A. is pleased to announce that we have received regulatory approval to proceed with our plan to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank pursuant to a Plan of Conversion adopted by the Board of Directors of Neodesha. In conjunction with the conversion, Neodesha will become a wholly-owned subsidiary of First Independence Corporation, and thereafter will merge or otherwise consolidate with First Independence's subsidiary, First Federal Savings and Loan Association of Independence.

         Enclosed is a Prospectus which fully describes First Independence, its management, board and financial condition. Please review it carefully before you make an investment decision. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (316) ________.



                                    Very truly yours,


                                   /s/ Frank C. Miller
                                       -------------------------------------
                                       Frank C. Miller
                                       President and Chief Executive Officer


This does not constitute an offer to sell or the solicitation of an offer to buy any shares of First Independence Common Stock offered in connection with the Merger Conversion, nor does it constitute the solicitation of a proxy in connection with the Merger Conversion. Offers to sell and solicitations of offers to buy are made only by means of the Prospectus and solicitations of proxies are made only by means of the Prospectus and Annexes thereto. There shall be no sale of First Independence Common Stock in any state in which any offer, solicitation of an offer or sale of First Independence Common Stock would be unlawful prior to registration or qualification of such shares under the securities laws of any such state. A Prospectus can be obtained by calling the Neodesha Stock Information Center at (316) _________.

         THE SHARES OF FIRST INDEPENDENCE COMMON STOCK BEING OFFERED ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                              (Trident Letterhead)




         ___________, 1998



To Members and Friends of Neodesha Savings and Loan Association:

         Trident Securities, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Neodesha Savings and Loan Association (Neodesha) in its conversion to a federally-chartered stock savings bank. In conjunction with the conversion, Neodesha will then become a wholly owned subsidiary of First Independence Corporation, and thereafter will be merged or otherwise consolidated with and into First Independence's subsidiary, First Federal Savings and Loan Association of Independence. These transactions are
collectively   referred  to  herein  and  in  the   Prospectus  as  the  "Merger
Conversion."

         At the request of Neodesha, we are enclosing materials explaining the conversion process and your right to subscribe for common shares of First Independence Corporation. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions,  please call the Stock Information Center at
(316) _________.



                                                     Sincerely,



                                                     TRIDENT SECURITIES, INC.


Enclosures


         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.